CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated July 3, 2023, and each included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-1A, No. 333-271134) of Texas Capital Funds Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated July 3, 2023, with respect to the financial statements of the Texas Capital Texas Equity Index ETF (a series of Texas Capital Funds Trust) as of June 27, 2023, included in the Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

July 3, 2023